As filed with the Securities and Exchange Commission on April 26, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Snap Inc.

(Exact name of Registrant as specified in its charter)

Delaware	45-5452795
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3000 31st Street

Santa Monica, California 90405

(310) 399-3339

(Address of principal executive offices) (Zip code)

Snap Inc. 2017 Equity Incentive Plan

(Full title of the plan)

Evan Spiegel

Chief Executive Officer

Snap Inc.

3000 31st Street

Santa Monica, California 90405

(310) 399-3339

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Michael O’Sullivan

Atul Porwal

Snap Inc.

3000 31st Street

Santa Monica, California 90405

(310) 399-3339

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES

This Registration Statement on Form S-8 is being filed to register an additional 82,274,831 shares of Class A common stock under the 2017 Equity Incentive Plan (the “2017 Plan”) as a result of an evergreen provision in the 2017 Plan providing that the total number of shares of Class A common stock reserved for issuance under the 2017 Plan will be automatically increased as of the first day of each fiscal year, starting on January 1, 2018.

These additional shares of Class A common stock are securities of the same class as other securities for which a Registration Statement on Form S-8 (File No. 333-216495) (“Prior Registration Statement”) was filed with the Securities and Exchange Commission on March 7, 2017. In accordance with Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made a part of this Registration Statement on Form S-8.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

As of the date of this Registration Statement, (i) Cooley LLP beneficially owns an aggregate of 6,000 shares of the Registrant’s Class A common stock, and (ii) certain attorneys of Cooley LLP beneficially own an aggregate of 33,959 shares of the Registrant’s Class A common stock.

ITEM 8.	EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of Snap Inc.	S-1	333-215866	3.2	February 2, 2017

4.2	Amendment No. 1 to the Amended and Restated Certificate of Incorporation of Snap Inc.	8-K	001-38017	3.1	July 21, 2022

4.3	Certificate of Correction to the Amendment No. 1 to the Amended and Restated Certificate of Incorporation of Snap Inc.	8-K/A	001-38017	3.1	August 8, 2022

4.4	Amendment No. 2 to the Amended and Restated Certificate of Incorporation of Snap Inc.	8-K	001-38017	3.1	August 26, 2022

4.5	Amended and Restated Bylaws of Snap Inc.	10-K	001-38017	3.2	February 4, 2021

4.6	Form of Class A Common Stock Certificate.	S-1	333-215866	4.1	February 2, 2017

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	Snap Inc. 2017 Equity Incentive Plan.	S-8	333-216495	99.7	March 7, 2017

99.2	Forms of global grant notice, stock option agreement and notice of exercise under the Snap Inc. 2017 Equity Incentive Plan.	10-K	001-38017	10.8	February 4, 2022

99.3	Forms of restricted stock unit grant notice and award agreement under the Snap Inc. 2017 Equity Incentive Plan.	10-Q	001-38017	10.1	April 26, 2024

99.4	Forms of restricted stock award grant notice and award agreement under the Snap Inc. 2017 Equity Incentive Plan.	10-Q	001-38017	10.4	October 26, 2018

107*	Filing Fee Table

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on April 26, 2024.

SNAP INC.

By:	/s/ Evan Spiegel
Evan Spiegel
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Evan Spiegel, Michael O’Sullivan, and Atul Porwal, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her, and in their name, place, or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Evan Spiegel Evan Spiegel	Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2024

/s/ Robert Murphy Robert Murphy	Director and Chief Technology Officer	April 26, 2024

/s/ Derek Andersen Derek Andersen	Chief Financial Officer (Principal Financial Officer)	April 26, 2024

/s/ Rebecca Morrow Rebecca Morrow	Chief Accounting Officer (Principal Accounting Officer)	April 26, 2024

/s/ Kelly Coffey Kelly Coffey	Director	April 26, 2024

/s/ Joanna Coles Joanna Coles	Director	April 26, 2024

/s/ Elizabeth Jenkins Elizabeth Jenkins	Director	April 26, 2024

/s/ Michael Lynton Michael Lynton	Director	April 26, 2024

/s/ Scott D. Miller Scott D. Miller	Director	April 26, 2024

/s/ Patrick Spence Patrick Spence	Director	April 26, 2024

/s/ Poppy Thorpe Poppy Thorpe	Director	April 26, 2024

/s/ Fidel Vargas Fidel Vargas	Director	April 26, 2024